Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 21, 2014	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 2, 2014 was $24.5 million, or $0.51 per share ($0.51 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 2, 2014 increased 1.4 percent to $235.7 million from net sales of $232.5 million for the prior year 13-week fiscal quarter ended August 3, 2013. Comparable store net sales for the 13-week period ended August 2, 2014 decreased 0.5 percent from comparable store net sales for the prior year 13-week period ended August 3, 2013. Online sales (which are not included in comparable store sales) increased 1.7 percent to $17.1 million for the 13-week period ended August 2, 2014, compared to net sales of $16.8 million for the 13-week period ended August 3, 2013.

Net sales for the 26-week fiscal period ended August 2, 2014 increased 1.0 percent to $507.4 million from net sales of $502.2 million for the prior year 26-week fiscal period ended August 3, 2013. Comparable store net sales for the 26-week period ended August 2, 2014 decreased 0.7 percent from comparable store net sales for the prior year 26-week period ended August 3, 2013. Online sales (which are not included in comparable store sales) increased 2.1 percent to $38.6 million for the 26-week period ended August 2, 2014, compared to net sales of $37.7 million for the 26-week period ended August 3, 2013.

Net income for the second quarter of fiscal 2014 was $24.5 million, or $0.51 per share ($0.51 per share on a diluted basis), compared with $25.1 million, or $0.53 per share ($0.52 per share on a diluted basis) for the second quarter of fiscal 2013.

Net income for the 26-week fiscal period ended August 2, 2014 was $61.8 million, or $1.29 per share ($1.29 per share on a diluted basis), compared with $62.7 million, or $1.31 per share ($1.31 per share on a diluted basis) for the 26-week period ended August 3, 2013.

Management will hold a conference call at 10:30 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1059 and reference the conference code 333780. A replay of the call will be available for a two-week period beginning today at 12:30 p.m. EDT by calling (800) 475-6701 and entering the conference code 333780.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 456 retail stores in 44 states. As of the end of the fiscal quarter, it operated 456 stores in 44 states compared with 452 stores in 43 states at the end of the second quarter of fiscal 2013.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013

SALES, Net of returns and allowances	$235,725	$232,529	$507,400	$502,241

COST OF SALES (Including buying, distribution, and occupancy costs)	140,800	138,042	295,275	290,747

Gross profit	94,925	94,487	212,125	211,494

OPERATING EXPENSES:
Selling	46,311	44,944	94,105	92,234
General and administrative	9,843	10,140	20,037	20,600
	56,154	55,084	114,142	112,834

INCOME FROM OPERATIONS	38,771	39,403	97,983	98,660

OTHER INCOME, Net	260	507	605	857

INCOME BEFORE INCOME TAXES	39,031	39,910	98,588	99,517

PROVISION FOR INCOME TAXES	14,558	14,766	36,773	36,821

NET INCOME	$24,473	$25,144	$61,815	$62,696

EARNINGS PER SHARE:
Basic	$0.51	$0.53	$1.29	$1.31

Diluted	$0.51	$0.52	$1.29	$1.31

Basic weighted average shares	47,891	47,705	47,889	47,701
Diluted weighted average shares	48,066	47,961	48,057	47,947

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 2, 2014	February 1, 2014 (1)	August 3, 2013

CURRENT ASSETS:
Cash and cash equivalents	$169,460	$164,868	$103,054
Short-term investments	17,158	20,197	25,711
Receivables	12,355	4,318	6,885
Inventory	128,184	124,141	133,550
Prepaid expenses and other assets	30,761	28,613	27,623
Total current assets	357,918	342,137	296,823

PROPERTY AND EQUIPMENT	411,969	393,656	389,945
Less accumulated depreciation and amortization	(245,945)	(235,087)	(223,095)
	166,024	158,569	166,850

LONG-TERM INVESTMENTS	43,903	43,436	39,501
OTHER ASSETS	2,082	2,151	2,194

	$569,927	$546,293	$505,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$51,631	$37,147	$56,522
Accrued employee compensation	20,082	36,933	20,688
Accrued store operating expenses	11,078	9,983	10,980
Gift certificates redeemable	16,910	23,131	15,968
Income taxes payable	—	16,187	1,433
Total current liabilities	99,701	123,381	105,591

DEFERRED COMPENSATION	13,916	12,797	12,303
DEFERRED RENT LIABILITY	39,597	37,564	38,096
OTHER LIABILITIES	9,969	10,621	10,926
Total liabilities	163,183	184,363	166,916

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,374,622 shares at August 2, 2014, 48,336,392 shares at February 1, 2014, and 48,326,124 shares at August 3, 2013	484	483	483
Additional paid-in capital	128,333	124,134	122,664
Retained earnings	278,680	238,151	216,077
Accumulated other comprehensive loss	(753)	(838)	(772)
Total stockholders’ equity	406,744	361,930	338,452

	$569,927	$546,293	$505,368

(1) Derived from audited financial statements.